Exhibit 21 to the Annual Report on Form 10-K of W.W. Grainger, Inc. for the year ended December 31, 2002

W.W. GRAINGER, INC.

Subsidiaries as of December 31, 2002

Acklands - Grainger Inc. (Canada)

     - USI - AGI Prairies Inc. (Canada) (50% owned)

AGI Investment Corporation (Alberta)

Dayton Electric Manufacturing Co. (Illinois)

Grainger Caribe, Inc. (Illinois)

Grainger FSC, Inc. (U.S. Virgin Islands)

Grainger International, Inc. (Illinois)

     - WWG de Mexico, S.A. de C.V. (Mexico)

     - Grainger, S.A. de C.V. (Mexico)

     - WWG Servicios, S.A. de C.V. (Mexico)

     - ProQuest Brands, Inc. (Illinois)

     - SC Grainger Co., Ltd. (Japan) (34% owned)

     - MRO Korea Co., Ltd. (Korea) (49% owned)

     - Grainger Global Holdings, Inc.

            - Alpha Purchase Co., Ltd. (Japan) (11% owned)

 Lab Safety Supply, Inc. (Wisconsin)

     - The Ben Meadows Co., Inc. (Georgia)